Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

LyondellBasell Announces Departure of Chief Financial Officer

HOUSTON and LONDON, Feb. 24, 2015 — LyondellBasell (NYSE: LYB) announced today that it has reached an agreement with Karyn F. Ovelmen, executive vice president and chief financial officer, for her separation from the Company. Under the agreement, Ovelmen will continue as CFO for up to three months while the Company conducts a search for her successor.

The firm Egon Zehnder has been retained to assist with the selection process, which will include internal and external candidates.

In making today’s announcement, Chief Executive Officer Bob Patel noted: “Karyn has seen the Company through a financial transformation, during which we have improved our balance sheet, obtained investment grade ratings, and instituted a capital deployment plan that has returned significant value to our shareholders. We wish Karyn much success in her future endeavors.”

Ovelmen previously served as executive vice president and CFO of Petroplus Holdings AG, a large European refiner and wholesaler of petroleum products. She also served as executive vice president and CFO of Argus Atlantic Energy.

Prior to that, Ovelmen served as vice president of external reporting and investor relations for The Premcor Refining Group Inc. She also spent 12 years with PricewaterhouseCoopers, primarily serving the energy industry.

Ovelmen is a member of the Board of Trustees of the United Way of Greater Houston and serves on its audit committee.

She received a Bachelor of Arts degree from the University of Connecticut and is a Certified Public Accountant.

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Source: LyondellBasell

Media Contact:	George Smalley +1 713-309-7575
Investor Contact:	Douglas J. Pike +1 713-309-7141

LyondellBasell

www.lyondellbasell.com